Exhibit 10.152

Via Hand Delivery

September 4, 2008

Ms. Cynthia A. Scheuer

2757 Doellner Circle

Castleton, New York 12033

Dear Cynthia:

As we have discussed, your employment with Mechanical Technology, Incorporated (the “Company”) will end on September 26, 2008 (the “Termination Date”). You will provide full-time services to the Company through and ending on your Termination Date, and thus your Termination Date is also the date of your Separation from Service (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)). As we also discussed, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A if you sign and return Attachment A to me by October 18, 2008 and do not revoke your acceptance. By signing and returning Attachment A and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in Attachment A, including the release of claims set forth therein. Therefore, you are advised to consult with an attorney before signing Attachment A and you may take up to forty-five (45) days to do so. If you sign Attachment A you may change your mind and revoke your agreement to Attachment A during the seven (7) day period after you have signed it. If you do not so revoke, Attachment A will become a binding agreement upon the expiration of the seven (7) day revocation period.

If you sign and return this letter agreement (not including Attachment A) by September 4, 2008, you will receive the pay and benefits set forth in subsections a–f below and the terms and conditions set forth in paragraphs 1–16 of this letter agreement will become applicable and will be in full force and effect. All other benefits will cease upon your Termination Date (as defined below) in accordance with the plan documents.

a. All wages accrued through the Termination Date will be paid to you on the next pay period following the Termination Date. Also, all unused paid time off accrued through the Termination Date will be paid to you on the Company’s regular payday immediately following the Termination Date (October 3, 2008). The amount payable to you for unused paid time off accrued through the Termination Date will total approximately $47,477.48, subject to adjustments for time taken prior to the Termination Date.

b. You will be reimbursed for all reasonable and documented business expenses within thirty (30) days after you submit documentation evidencing such expenses.

c. You will receive severance payments paid as salary continuation for a six month period (26 weeks) following your Termination Date for a total of $105,000. Payments will be made in accordance with the Company’s regularly established payroll procedures or, at any time, the Company may accelerate and pay any remaining balance in a lump sum payment. These payments are being made in full satisfaction of the severance terms of your offer letter dated September 25, 2002. Under that offer letter, severance is payable to you only if your employment is terminated other than for cause, death or permanent disability. Accordingly, it is intended that these severance payments are exempt from Section 409A under Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) since (A) taken together with the premiums payable by the Company under subsection d., they equal less than the lesser of $460,000 and two times your annual rate of pay for calendar 2007 and (B) must be paid no later than the last day of the calendar year following the calendar year in which your Separation from Service occurs.

d. Should you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, until the earlier of (i) the six month anniversary of your Termination Date or (ii) the date on which you cease to be eligible for continuation coverage under COBRA, continue to pay the COBRA continuation payment for health, dental, and optical coverage. It is intended that these COBRA payments are exempt from Section 409A under Treasury Regulation 1.409A-1(b)(9)(v)(B) (relating to reimbursements of medical benefits).

e. You will have ninety (90) days following the end of the Company’s quarter ending September 30, 2008 earnings blackout period, or any other blackout period which may be implemented prior to the Termination Date, to exercise any vested stock rights you may have, subject to any generally applicable changes to the Company’s stock options. All unvested stock rights will be cancelled on September 26, 2008.

f. Notwithstanding the foregoing, to the extent that it is determined by the Company in good faith that all or a portion of the severance payments and/or benefits hereunder are not exempt from Section 409A and that you are specified employee (within the meaning of Section 409A) at the time of your Separation from Service, then payment of such non-exempt payments and/or benefits shall not be made until the date that is six months and one day after your Separation from Service (or, if earlier, your death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your Separation from Service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

1.	Termination Date - Your effective date of termination from the Company is September 26, 2008 (the “Termination Date”).
2.

Description of Severance Benefits - The severance benefits paid to you if you timely sign, return, and do not revoke Attachment A are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).

3.	Non-Disclosure, Non-Competition and Non-Solicitation – In consideration of the benefits provided and covenants made to you in this letter agreement (not including

Attachment A), you acknowledge and reaffirm your obligation to keep confidential and not disclose all non-public information concerning the Company and its clients that you acquired during the course of your employment with the Company, as stated more fully in the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement you executed on October 11, 2006 (the “Restrictive Covenant Agreement”), which Restrictive Covenant Agreement remains in full force and effect. You further acknowledge and reaffirm your non-competition and non-solicitation obligations, as set forth in the Restrictive Covenant Agreement.

4.

Return of Company Property – You will be permitted to retain your work computer, printer, and smart phone equipment, provided that you first deliver the computer to the Company’s IT department so that it can erase, delete, and /or destroy all confidential and proprietary information of the Company that exists on the computer. You confirm that, by the Termination Date, you will have returned to the Company all keys, files, records (and copies thereof), equipment (with the exception of the aforementioned equipment), Company identification and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that, by the Termination Date, you will have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, computer accounts, and subscriptions.

5.

Business Expenses and Final Compensation – The Company will reimburse you for reasonable business expenses incurred prior to the Termination Date and will pay these amounts to you within thirty (30) days of the Termination Date. You acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages and unused paid time off, and that no other compensation is owed to you except as provided herein.

6.

Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any deliberately false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

7.

Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.

Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.

Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration or from disclosing the terms of this letter agreement in any legal action you commence to enforce the terms of this letter agreement.

11.

Nature of Agreement - You understand and agree that this letter agreement, including Attachment A, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.

Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachments A and B, with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachments A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

13.

Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. Except for violations of the Restrictive Covenant Agreement, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator’s jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys’ fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys’ fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.

14.

Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between you and the Company with respect to your separation from employment and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 3.

15.

Tax Acknowledgement - In connection with the payments and consideration provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in this Agreement.

16.

Section 409A. The payments under this Agreement are intended to be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.

If you have any questions about the matters covered in this letter agreement, please call me at (518) 391-4917.

Very truly yours,

Mechanical Technology, Incorporated
By:	______/S/ PENG K. LIM_______________

Peng K. Lim

Chairman and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between the Company and me.

_/S/ CYNTHIA A. SCHEUER________________	Date _September 4, 2008________

Cynthia A. Scheuer

To be returned by September 4, 2008.

ATTACHMENT A

This Attachment A is attached to and made a part thereof of that certain letter agreement between you and Mechanical Technology, Incorporated(the “Company”) dated as of September 25, 2002 (the “Letter Agreement”).

1.	Termination Date – Your employment with the Company terminated effective with the close of business on September 26, 2008 (the “Termination Date”).
2.	Description of Severance Benefits – If you timely sign, return, and do not revoke this Attachment A:
a.

the Company agrees that your non-competition obligations under Section 6 of the Restrictive Covenant Agreement shall be in effect only for a period of six (6) months following your Termination Date, rather than the twelve (12) months provided in that agreement;

b.

you will be permitted to retain your work computer system, printer and smart phone and take ownership of such computer, provided that you first deliver the computer to the Company’s IT department so that it can erase, delete, and/or destroy all confidential and proprietary information of the Company that exists on the computer.

3.

Release – In consideration of the payment of the above-described severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims under the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), the New York Equal Pay Law, N.Y. Lab. Law § 194 et seq., and the New York Whistleblower Law,

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N.Y. Lab. Law § 740, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims pursuant to the Letter Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

The Company agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

4.

Eligibility for Severance Program. Attached as Attachment B is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.

5.

Acknowledgments - You acknowledge that you have been given at least forty-five (45) days to consider Attachments A and B, and that the Company advised you to consult with an attorney of your own choosing prior to signing Attachment A. You understand that you may revoke this Attachment A for a period of seven (7) days after you sign it, and this Attachment A shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Attachment A you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

6.

Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Attachment A, and that you fully understand the meaning and intent of this Attachment A. You state and represent that you have had an opportunity to fully discuss and review the terms of this Attachment A (including Attachment B) with an attorney. You further state and represent that you have carefully read Attachments A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

7.

Entire Agreement - This Attachment A contains and constitutes the entire understanding and agreement between you and the Company with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

8.	Reaffirmation – You acknowledge and reaffirm all of the obligations set forth in the letter agreement to which this Attachment A is attached.

I hereby agree to the terms and conditions set forth in the above Attachment A and in Attachment B. I have been given at least forty-five (45) days to consider Attachments A and B and I have chosen to execute this on the date below. I intend that this Attachment A will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

_/S/ CYNTHIA A. SCHEUER________________	Date _September 26, 2008________

Cynthia A. Scheuer

To be returned by October 18, 2008 (but in no event earlier than September 26, 2008).

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